For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2007 FOURTH-QUARTER RESULTS

•	Net interest margin expands 9 basis points from prior quarter, and 72 basis points year-over-year
•	Fourth-quarter net income of $3.0 million, or $.41 per share
•	Net new community bank loan production of $98.2 million in the quarter and $305 million for all of 2007, with total community bank loans of over $700 million
•	Sterling Trust’s custodial assets increase to $4.51 billion in more than 58,000 accounts
•	Opened newest regional banking locations in Loveland and Fort Collins
•	Forms new energy banking division

Denver – February 12, 2008.  United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank, is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, reported fourth quarter 2007 income from continuing operations of $3.0 million, or $.41 per diluted share, compared to $3.7 million, or $.50 per diluted share, a year ago.  Income from continuing operations for the year ended December 31, 2007 was $10.1 million, or $1.40 per diluted share, compared to $9.9 million, or $1.27 per diluted share for the year ended December 31, 2006.  Income from continuing operations for the third quarter of 2007 was $2.7 million, or $.37 per diluted share.

Earnings of $3.0 million for the fourth quarter of 2007 represented core earnings.  In comparison, the $2.7 million earned in the third quarter of 2007 included larger than normal gains on sale of loans of $1.2 million and a $470,000 reduction in income tax expense offset by a $1.4 million charge resulting from the discretionary redemption of $20 million of trust preferred securities in the quarter.  Similarly, the $3.7 million in earnings reported in the fourth quarter of 2006 included a gain of $2.7 million from the sale of a 25% interest in a former subsidiary.

Results for the fourth quarter of 2007 reflect the continued growth of community bank loans and the full impact of the improvements made in liability mix and pricing that occurred in the second half of 2007.  These factors contributed to the increase in net interest margin and net interest income for the quarter and the 12-month period.

Net Interest Margin. For the fourth quarter of 2007, net interest margin grew 9 basis points to 3.73%, as compared to net interest margin of 3.64% for the quarter ended September 30, 2007.  Net interest margin for the quarter ended December 31, 2007 was 81 basis points greater than for the quarter ended December 31, 2006, when net interest margin was 2.92%.  For the year ended December 31, 2007, net interest margin was 3.46%, a 72 basis point increase over net interest margin of 2.74% for the year ended December 31, 2006.

Net Interest Income. Net interest income before provision for credit losses was $18.4 million for the quarter ended December 31, 2007, as compared to $17.9 million for the third quarter of 2007, an increase of $512,000.  Net interest income before provision for credit losses for the fourth quarter increased $3.3 million, or 22%, from $15.1 million in the same period a year ago.  For the year ended December 31, 2007, net interest income before provision for credit losses increased $13.3 million, or 24%, to $68.8 million versus 2006.

Yield on Assets, Cost of Liabilities.  In the fourth quarter of 2007, the yield on assets declined 13 basis points compared to the third quarter of 2007 due to decreases in the prime rate to which the majority of our community bank loans are tied, and due to accelerated repayments of purchased SBA loans and securities.  The yield on assets was 6.12% for the fourth quarter compared to 6.25% for the third quarter.  Net interest income and net interest margin increased notwithstanding the lower yield on assets because the Company’s cost of interest bearing liabilities decreased by 28 basis points to 2.76% for the fourth quarter compared to 3.04% for the third quarter.  These decreases were the result of the redemption of trust preferred securities with an average rate of 9.9% that occurred in the third quarter, the repricing of certain deposits and the overall general market decline in interest rates that accompanied the activities of the Federal Open Market Committee.

Provision for Credit Losses.  In the fourth quarter of 2007, provision for credit losses was $1.2 million compared to $352,000 for the third quarter of 2007 and $82,000 for the fourth quarter of 2006.  The increase in the provision for credit losses in the fourth quarter was principally the result of the $98.2 million of net growth in the community bank loan portfolio during the period and an increase in the unallocated portion of the allowance reflecting general economic conditions.

Asset Growth.  The Company’s assets were $2.10 billion at December 31, 2007, as compared to $2.07 billion at September 30, 2007 and $2.16 billion at December 31, 2006.  Assets grew $29 million in the fourth quarter, principally because net originations of community bank loans in the quarter exceeded the decline in wholesale assets.  For the year, there was a $60.4 million decrease in assets attributable to the planned reduction of wholesale assets, offset by the growth of community bank loan growth during the period.  Community bank loans increased $98.2 million in the fourth quarter of 2007 to $706.2 million at year end.  During 2007, community bank loans grew $304.8 million, net of repayments and after approximately $32.2 million of sales of originated SBA loans.

Scot T. Wetzel, President and CEO, commented, “We have reached the two year anniversary of our community bank business plan implementation and are very pleased with our results.  Our earnings in the fourth quarter of 2007 of $.41 per share reflect our effective execution of our transition plan to community banking and our management of the legacy wholesale assets we inherited.  I am especially pleased with the fourth quarter growth in our community bank loans of nearly $100 million, exceeding our 2007 growth goal of $275 million by approximately $30 million.”

“Our overall success in implementing our community banking strategy for 2007 is owed to the outstanding banking teams we now have in place.  In the fourth quarter of 2007 we added a new regional banking location in Loveland, Colorado.  We acquired this location through a negotiated divestiture from another Colorado community bank and purchasing only the real property and installing our own banking team into this new market.  Also, in February of 2008 we opened our Ft. Collins regional banking location replacing our loan production office there.  We now have five full service regional banking locations in Denver, Boulder, Cherry Creek, Ft. Collins, and Loveland plus a loan production office in Aspen serving the Roaring Fork Valley.  We are in the process of opening two additional regional banking locations in the Denver Tech Center and Longmont, both of which are scheduled to occur in the second half of 2008.  In 2007, our community banking teams generated almost $305 million of net new community bank loan production and $41 million of net new community bank deposits from the existing regional banking offices.  This contributed to our improved net interest margin, which grew again by 9 basis points in the fourth quarter and by 72 basis points for the full 2007 year, to 3.73% and 3.46%, respectively.”

“In keeping with our business plan, we are establishing certain niche banking groups to capitalize upon growing business segments in Colorado.  We are excited to announce that we have hired veteran energy banker John Falbo as Senior Vice President and Managing Director, Energy Banking, to lead the development of our new energy banking unit that will focus on loan and deposit production from private energy companies.  This business team will additionally provide limited investment banking advisory services through our broker dealer subsidiary.  John's exceptional banking career includes time as a petroleum engineer, Credit Lyonnais energy banker, and regional energy banking executive for Compass Bank in Colorado.  We are very pleased to have him join our team.”

“Overall 2007 was another great year for our company.  We remain focused on our goal of becoming Colorado's leading community bank and continue to make steady progress in that regard.”

William D. Snider, Chief Financial Officer, said, “It is noteworthy that we accomplished the increase in net interest income and net interest margin even though repayments in our legacy purchased SBA portfolio caused the yield on that portfolio to decline significantly from earlier periods.  In the fourth quarter of 2007, the yield on our SBA purchased portfolio declined by 1.77% to 3.31%, compared to 5.08% for the third quarter of 2007.  Not only did the decreases in the prime rate contribute to this decline, but the repayments resulted in $1.7 million of premium amortization for the fourth quarter of 2007 compared to $1.2 million for the third quarter of 2007.”

“We continue to be very pleased with the asset quality of our community bank portfolio.  Nonaccrual community bank loans total $1.7 million at December 31, 2007 or 24 basis points of the community bank loan portfolio compared to $2.6 million, or 42 basis points, at September 30, 2007.  Over the past year we have also continued to reduce the level of nonperforming loans in our legacy community bank portfolio.”

“In 2007, we continued to make improvements in our wholesale residential portfolio, where nonaccrual residential loans declined by $1.1 million between the third and fourth quarters of 2007.  Nonaccrual residential loans are $7.9 million or 1.78% of the residential portfolio at December 31, 2007.  The residential portfolio is well seasoned, over six years on average, and the overall reduction in the portfolio for the year was $164 million.  The level of repayments has declined in the second half of 2007 and it is possible that the runoff of single family loans will be lower than we desire.  We may elect to accelerate the runoff of these assets with sales prospectively, when the secondary market for single family whole loans both stabilizes and improves.”

Michael J. McCloskey, Chief Operating Officer, commented, “Once again, Sterling Trust Company, our custodial and administrative services subsidiary, contributed positively to the overall results of the Company for the fourth quarter.  Total assets under custody grew in the fourth quarter of 2007 to approximately $4.51 billion, an increase of approximately $170 million since September 30, 2007.  At December 31, 2007, total accounts grew to 58,622 and deposits at United Western Bank acquired through Sterling Trust are $405 million.  Revenues for the fourth quarter of 2007 reached $2.3 million, a $508,000 increase from the year earlier quarter.  We continue to be pleased with the steady growth in assets under custody and accounts at Sterling.”

Financial Highlights

Net Interest Income.  Net interest income before provision for credit losses totaled $18.4 million for the quarter ended December 31, 2007, compared to $15.1 million for the quarter ended December 31, 2006, and $17.9 million for the quarter ended September 30, 2007.  The $3.3 million increase in net interest income before provision for credit losses between the fourth quarter of 2007 and 2006 was principally the result of a reduction in the cost of interest-bearing liabilities.  Growth of community bank loans added approximately $5.9 million of interest income, which was offset by a similar decline in wholesale assets, from which interest income declined due to runoff.  Interest income on community bank loans increased because of a $300 million increase in the average balance of those loans between the two periods, which was partially offset by a decrease in the yield on community bank loans of 24 basis points to 8.10% for the fourth quarter of 2007 versus 8.34% a year ago.  The decline in the yield on community bank loans was the result of the 100 basis point decline in the prime rate that occurred in the later part of 2007.  Interest income from wholesale assets declined $5.9 million on a $408 million decline in the average balance of those assets between the periods due to runoff and sales and a 15 basis point decline in yield.  The decline in the yield was the result of prepayments of SBA purchased loans and securities, which caused premium amortization to be $1.7 million in the fourth quarter of 2007 on a smaller population of assets, compared to $1.2 million for the fourth quarter of 2006.

The Company reduced its interest expense by $3.4 million between the fourth quarter of 2007 and 2006, and the cost of interest bearing liabilities declined 54 basis points to 2.76% for the quarter ended December 31, 2007 as compared to 3.30% for the quarter ended December 31, 2006.  The cost of borrowed money and junior subordinated debt declined 113 basis points between the periods as a result of the trust preferred redemption. The cost of money market and NOW accounts declined by 43 basis points to 1.65% as a result of the actions management took earlier in the year to reduce the cost of certain non-core liabilities, which resulted in the withdrawal of those high-cost deposits.  On an overall basis, the decline in interest expense was the result of both the decline in overall cost of interest bearing liabilities and a $124 million decline in the average balance of interest bearing liabilities between the periods.

The $512,000 increase in net interest income before provision for credit losses between the fourth quarter of 2007 and third quarter of 2007 and the 9 basis point increase in net interest margin to 3.73% compared to 3.64% for the third quarter of 2007 were primarily due to continued growth of community bank loans and the decreased cost of our liabilities. Average community bank loans increased $79.5 million in the period, while the cost of liabilities declined 28 basis points to 2.76% from 3.04%.

Net interest income before provision for credit losses was $68.8 million for the year ended December 31, 2007 as compared to $55.5 million for the year ended December 31, 2006.  The increase was caused by the factors discussed above.

Provision for Credit Losses.  In the fourth quarter of 2007, provision for credit losses was $1.2 million compared to $352,000 for the third quarter of 2007 and $82,000 for the fourth quarter of 2006.  The increase in the provision for credit losses in the fourth quarter was principally the result of the $98 million of net growth in the community bank loan portfolio during the period and the slow down of repayments in our wholesale residential portfolio.  In the prior periods, higher repayments of wholesale residential mortgage loans reduced the required allowance for those loans.  That decrease in turn partially offset the allowance required for newly originated community bank loans.

The provision expense for the third quarter of 2007 was the result of growth in community bank loans of $81.4 million in the period for which we made provision, which was substantially offset by (1) improvements in asset quality from both a decline in nonaccrual loans and improvement in individual loan grades and (2) continued repayments of single-family loans.

For the year 2007, provision expense was $2.5 million compared to $2.3 million for the 12-months of 2006.  Provision for credit losses for 2007 year to date is the result of community bank loan growth, a net increase in nonperforming residential loans between the periods, offset by wholesale asset runoff and continued strong community bank asset quality.  The provision expense for the 12-months of 2006 was impacted by the Company’s reevaluation of commercial loans, which resulted in an increase in the loan loss reserve levels associated with its commercial loan portfolio, new loan production and certain individual loans that had demonstrated weakening conditions.

Noninterest Income.  Noninterest income was $4.7 million for the quarter ended December 31, 2007, compared to $7.1 million for the quarter ended December 31, 2006 and $6.3 million for the quarter ended September 30, 2007.  The decline between the fourth quarter of 2007 and 2006 was due principally to the $2.7 million gain realized in the fourth quarter of 2006 from the sale of the Company’s 25% interest in a former subsidiary.  In addition, an increase in custodial and administration services from the continued growth at Sterling Trust was offset by lower loan administration fees from our legacy mortgage servicing business line and lower than normal gains on sales of originated SBA loans.  The decline in noninterest income for the fourth quarter of 2007 from the third quarter of 2007 was due to $1.2 million of gains on sale of loans recorded in the third quarter, which principally was from the sale of one originated SBA loan, and receipt of a dividend of $405,000 from our investment in Matrix Financial Solutions, Inc.

For the year ended December 31, 2007 noninterest income was $21.0 million compared to noninterest income of $29.2 million for the year ended December 31, 2006.  Included in 2006 results were several items that did not recur in 2007, namely, gain on sale of legacy assets including subsidiaries of $3.1 million, litigation settlements of $2.6 million, elimination of rental income of $1.8 million from the sale of our headquarters building, monetization of New Markets Tax Credits of $2.2 million, and elimination of equity income from our investment in a former subsidiary of $439,000. Increases between 2007 and 2006 were the result of increased revenues of $1.6 million related to the successful marketing efforts of Sterling’s management team and the SBA loan sale mentioned previously.

Noninterest Expense.  Noninterest expense was $17.6 million for the quarter ended December 31, 2007, compared to $17.3 million for the quarter ended December 31, 2006, and $20.6 million for the quarter ended September 30, 2007. Noninterest expense for the fourth quarter of 2007 increased 1.6% from the year earlier period due to increases in compensation and benefits related to the implementation of our community bank business plan, which were substantially offset by lower subaccounting fees and lower amortization of mortgage servicing rights.  The decline in subaccounting fees was caused by the decline in general market interest rates upon which such fees are based.  The decline in amortization of mortgage servicing rights was the result of a lower overall balance of, and slower repayments from our servicing portfolio.

Noninterest expense for the fourth quarter declined by $3.0 million compared to the third quarter due to the $1.4 million third quarter charge for the redemption of $20 million of trust preferred securities, a $713,000 decline in subaccounting fees, and a $543,000 charge in the third quarter to reduce the recorded amount of held-for-sale residential loans to lower of cost or market.

Compensation was $7.2 million for the quarter ended December 31, 2007, $6.1 million for the quarter ended December 31, 2006 and $7.1 million for the quarter ended September 30, 2007.  Between 2006 and 2007 we hired additional bankers and support personnel to execute our community banking strategy.  Between the fourth quarter of 2007 and the third quarter of 2007, compensation expense increased 1% or $76,000, reflecting additional personnel added to our community banking teams and additional incentive compensation incurred in the third quarter directly related to the gains on sale of loans realized in the third quarter.

Income Taxes.  For the quarter ended December 31, 2007, the Company’s effective tax rate was 29.4%, compared to an effective tax rate of 22.3% for the year ago quarter and 15.7% for the quarter ended September 30, 2007.  The Company’s tax rate for the fourth quarter of 2007 included no unusual or nonrecurring items.  By comparison, in the fourth quarter of 2006, the Company contributed its remaining allocation of New Markets Tax Credit to United Western Bank from which we realized a tax credit of $500,000 in that quarter.  In the third quarter of 2007, we realized an income tax expense reduction of $470,000 as an uncertain tax position was resolved upon the closure of the related tax year.  The Company’s effective tax rate is favorably impacted by the $33.6 million of New Market Tax Credits that have been deployed.  Prospectively, management estimates income tax expense will generally be a range of 26% to 32% of pre-tax income.

Loans. At December 31, 2007, community bank loans net of the allowance for credit losses were $698 million, a $302 million increase from $395 million at December 31, 2006.  For those same periods, wholesale loans net of the allowance for credit losses declined $203 million to $557 million as the result of repayments and approximately $25 million of loan sales.

The Company’s loan portfolio is predominately collateralized by real estate.  In addition to the wholesale residential portfolio, our community bank portfolio primarily consists of commercial real estate and construction and development loans.  Commercial real estate loans were $304 million, $251 million and $225 million at December 31, 2007, September 30, 2007 and December 31, 2006, respectively.  Construction and development (“C&D”) loans were $256 million, $213 million and $87 million for the same respective periods.  Our credit administration team manages the risks associated with C&D lending by our: (1) rigorous credit underwriting (2) centralized internal controls and construction loan administration systems, (3) policies relating to C&D loan type and geographic concentrations,  and (4) professional lenders with years of experience in Colorado and C&D lending.  Within our C&D portfolio, construction loans totaled $145 million and land development loans were $111 million at December 31, 2007.  Of the land development loans, more than $108 million, or 97%, are for land that is under development and is generally intended to either be sold to contractors as lot loans for commencement of construction, or for which the current borrower will commence vertical construction within six to nine months.  The construction loan portfolio is diversified, consisting of 32% single family, 37% commercial projects, 24% multifamily, and 7% consumer single family.  To date, we have not recorded any losses from C&D loans originated since our transition to community bank lending.

Asset Quality.  At December 31, 2007, total nonaccrual loans declined $1.1 million to $10.5 million, compared to $11.6 million at September 30, 2007.  Nonaccrual loans were $8.4 million at December 31, 2006.  Nonaccrual community bank loans were $1.7 million at December 31, 2007, $2.6 million at September 30, 2007 and $2.0 million at December 31, 2006.  Net of SBA guarantees, at December 31, 2007, community bank nonaccrual loans were $1.2 million or 16 basis points of community bank loans, compared to $1.4 million or 23 basis points at September 30, 2007 and $944,000 or 24 basis points at last year end.  Nonaccrual residential loans totaled $7.9 million, $9.0 million, and $5.9 million, at December 31, 2007, September 30, 2007, and December 31, 2006, respectively.  The improvement between the third and fourth quarter of 2007 was the result of a combination of payoffs, loans brought current and balances transferred to real estate owned.  The overall level of nonaccrual single-family residential loans is 1.78% of the outstanding balance and is generally consistent with the national market place.

The total allowance for credit losses to total nonaccrual loans is 99.7% at December 31, 2007, compared to 82.4% at September 30, 2007, and 104.3% at December 31, 2006.  The allowance for credit losses as a percentage of community bank loans was 1.21%, 1.20%, and 1.55%, at December 31, 2007, September 30, 2007, and December 31, 2006, respectively.  The decline between December 31, 2007 and December 31, 2006 was due to improvements in asset quality achieved by our credit administration team.  The allowance for credit losses as a percentage of residential loans was .42%, .46%, and .41%, at December 31, 2007, September 30, 2007, and December 31, 2006, respectively.  The fluctuation in overall allowance to residential loans is reflective of the changes in delinquencies.

At December 31, 2007, the Company owned a de minimis amount of mortgages that met the regulatory definition of subprime at the date of purchase or origination (approximately $333,000 of residential loans.)  In prior years, the Company originated subprime mortgages through its mortgage banking subsidiary, Matrix Financial Services Corporation, and United Western Bank occasionally purchased subprime mortgages.  These activities ceased in February 2003, and the balance represents the remainder of such activities.  The Company is not now active, and has no intention of becoming active, in the subprime market.

At December 31, 2007 the Company’s mortgage-backed investment securities portfolio was approximately $602 million.  The portfolio consists of approximately 99.3% AAA or AA rated securities with the remainder in A rated CRA securities.  The portfolio is comprised of approximately 13% underlying Alt-A collateral, the remaining 87% is A collateral.  As of December 31, 2007, none of the securities owned by the Company had been downgraded by one of the credit rating agencies.

Deposits. At December 31, 2007, deposits, including custodial escrow balances, increased $34 million to $1.4 billion as compared to December 31, 2006.  Community bank deposits increased approximately $41 million in the year ended December 31, 2007 and institutional deposits declined by $7 million.  The decline in institutional deposits was the result of management reducing the pricing of several institutional deposit relationships to be at or below FHLBank borrowing costs.

Capital.  At December 31, 2007, the Company increased its equity leverage ratio to 5.41% from 5.00% at December 31, 2006.  United Western Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 7.25%, 13.11% and 12.34%, respectively, as of December 31, 2007, all of which are well in excess of regulatory requirements.

The Company paid cash dividends in the amount of $.06 per share on March 14, 2007, June 15, 2007, September 18, 2007 and December 17, 2007.  On February 8, 2008, the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per common share to shareholders of record on March 5, 2008.  The dividend is payable March 17, 2008.

On August 2, 2007, the Company’s Board of Directors authorized the repurchase of up to 5% of the outstanding shares of the Company’s common stock.  During the fourth quarter, the Company repurchased 35,200 shares. After this purchase, the Company has a remaining authorization to repurchase a total of 378,918 outstanding common shares.  Stock repurchases are part of the Company’s capital management plan and strategy.  Such repurchases will be made from time to time in accordance with the Company’s Fair Disclosure and Insider Trading policies, as well as based on capital, liquidity and other factors.

Conference Call
Scot T. Wetzel, President and CEO, and William D. Snider, CFO, will host a conference call on Wednesday,   February 13, 2008 at 9:00 a.m. Mountain Time to review the results of operations for the fourth quarter ended December 31, 2007, and other topics that may be raised during the discussion.  To participate in the teleconference, please call toll-free 800-257-7063 (or 303-262-2140 for local and international callers) approximately 10 minutes prior to the start time.  To hear a live web simulcast or to listen to the archived web cast following the completion of the call, please visit the Company’s web site at www.uwbancorp.com, click on the “Investor Relations” link and then under “News & Events” select “Calendar of Events” to access the link to the call.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities.  The area spans the eastern slope of the Rocky Mountains – from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley.  United Western Bank plans to grow its network to an estimated seven to ten community bank locations over the next three to five years. In addition to community-based banking United Western Bancorp and its subsidiaries offer deposit services to institutional customers and custodial and administration services through Sterling Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements

Certain statements contained in this earnings release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties.  Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, new branch openings and business strategy. These statements often include words such as “may,” “will,” “believe,” “expect,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology.  As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements.  These factors include but are not limited to; the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, as well as the risks and uncertainties discussed in the Company's annual report on Form 10-K for the year ended December 31, 2006, and the uncertainties set forth from time to time in the Company’s other periodic reports, filings and public statements.  You should keep in mind that any forward-looking statements made speak only as of the date on which they were made.  New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not intend to update or revise any forward-looking statements after the date on which they are made.  In light of all of the foregoing risks and uncertainties, you should keep in mind that any forward-looking statement made in this release may not reflect actual results.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share information)
(Unaudited)
	December 31,	December 31,
	2007	2006

ASSETS
Cash and due from banks	$21,650	$12,840
Interest-earning deposits and federal funds sold	19,156	10,914
Investment securities – available for sale	87,676	142,146
Investment securities – held to maturity	574,105	696,833
Community bank loans, net	697,732	395,266
Wholesale loans, net	557,049	760,455
FHLBank stock, at cost	39,913	42,764
Mortgage servicing rights, net	11,971	15,399
Accrued interest receivable	10,551	11,385
Other receivables	14,120	17,123
Premises and equipment, net	16,949	8,591
Bank owned life insurance	24,279	23,342
Other assets, net	11,737	11,711
Deferred income taxes	6,113	2,376
Foreclosed real estate	3,109	5,403

Total assets	$2,096,110	$2,156,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,385,481	$1,345,681
Custodial escrow balances	34,172	40,017
FHLBank borrowings	406,129	519,431
Borrowed money	97,428	60,000
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	56,216
Income tax payable	222	116
Other liabilities	28,815	27,334

Total liabilities	1,982,689	2,048,795

Shareholders’ equity:
Common stock, $0.0001 par value	1	1
Additional paid-in capital	23,724	23,616
Retained earnings	92,364	83,970
Accumulated other comprehensive (loss) income	(2,668)	166

Total shareholders’ equity	113,421	107,753

Total liabilities and shareholders’ equity	$2,096,110	$2,156,548

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Twelve Months Ended
	Dec 31,	Dec 31,	Sept 30,	Dec 31,	Dec 31,
	2007	2006	2007	2007	2006
Interest and dividend income:
Community bank loans	$13,418	$7,520	$12,309	$44,889	$24,743
Wholesale residential loans	6,431	8,168	6,639	27,882	35,223
Other loans	764	2,267	1,868	6,779	11,483
Investment securities	9,013	11,628	9,232	38,847	40,471
Deposits and dividends	740	881	834	3,162	3,380
Total interest and dividend income	30,366	30,464	30,882	121,559	115,300

Interest expense:
Deposits	4,985	6,336	6,762	27,142	22,742
FHLBank advances	5,119	7,110	4,226	17,086	30,275
Other borrowed money	1,894	1,922	2,038	8,489	6,766
Total interest expense	11,998	15,368	13,026	52,717	59,783

Net interest income before provision for credit losses	18,368	15,096	17,856	68,842	55,517
Provision for credit losses	1,174	82	352	2,451	2,341
Net interest income after provision for credit losses	17,194	15,014	17,504	66,391	53,176

Noninterest income:
Custodial and administration services	2,254	1,746	2,155	8,435	6,833
Loan administration	1,408	1,675	1,436	6,311	7,749
Gain on sale of loans and securities	92	196	1,216	2,222	685
Gain on sale of assets	–	2,715	–	–	3,100
Litigation settlements	155	–	–	155	2,550
Other	747	817	1,489	3,860	8,274
Total noninterest income	4,656	7,149	6,296	20,983	29,191

Noninterest expense:
Compensation and employee benefits	7,161	6,136	7,085	27,148	22,309
Subaccounting fees	5,192	5,642	5,905	22,851	21,013
Amortization of mortgage servicing rights	687	1,200	820	3,489	5,810
Recovery of mortgage servicing rights impairment	–	–	–	–	(276)
Occupancy and equipment	776	613	792	2,946	3,781
Postage and communication	326	249	282	1,237	1,063
Professional fees	712	578	684	2,584	2,322
Mortgage servicing rights subservicing fees	445	565	455	1,931	2,488
Redemption of junior subordinated debentures	–	–	1,356	1,487	176
Other general and administrative	2,324	2,363	3,263	10,252	10,175
Total noninterest expense	17,623	17,346	20,642	73,925	68,861

Income from continuing operations before income taxes	4,227	4,817	3,158	13,449	13,506
Income tax provision	1,244	1,072	495	3,308	3,593
Income from continuing operations	2,983	3,745	2,663	10,141	9,913

Discontinued operations:
Income from discontinued operations, net of income tax provision	–	–	–	–	1,743

Net income	$2,983	$3,745	$2,663	$10,141	$11,656
Continued

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - continued
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Twelve Months Ended
	Dec 31,	Dec 31,	Sept 30,	Dec 31,	Dec 31,
	2007	2006	2007	2007	2006

Income from continuing operations per share – basic	$0.41	$0.50	$0.37	$1.40	$1.27
Income from continuing operations per share – assuming dilution	0.41	0.50	0.37	1.40	1.27

Income from discontinued operations per share – basic and assuming dilution	–	–	–	–	0.23

Net income per share – basic	$0.41	$0.50	$0.37	$1.40	$1.50

Net income per share – assuming dilution	$0.41	$0.50	$0.37	$1.40	$1.50

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Twelve Months Ended
	Dec 31,	Dec 31,	Sept 30,	Dec 31,	Dec 31,
	2007	2006	2007	2007	2006

Weighted average shares – basic	7,232,375	7,488,095	7,245,265	7,247,636	7,791,516
Weighted average shares – assuming dilution	7,241,071	7,488,095	7,261,470	7,266,887	7,791,516
Number of shares outstanding at end of period	7,264,224	7,256,573	7,280,084	7,264,224	7,256,573
Average Balances
Wholesale residential loans	$456,930	$631,783	$488,048	$517,720	$723,314
Wholesale mortgage backed securities	612,106	788,593	635,697	663,379	669,085
Purchased SBA loans and securities	192,112	248,393	205,755	213,311	282,421
Commercial and CRE loans	563,003	256,165	482,060	445,160	210,627
Originated SBA loans	94,325	101,395	95,778	96,848	99,992
Interest-earning assets	1,977,860	2,087,982	1,969,984	1,996,097	2,047,369
Interest-bearing deposits	1,146,944	1,173,996	1,218,831	1,230,628	1,109,131
FHLB borrowings	433,380	555,103	336,463	351,231	630,229
Borrowed money	51,442	66,889	55,416	59,742	71,582
Repurchase agreements	76,819	36,141	76,098	72,354	9,315
Interest-bearing liabilities	1,708,585	1,832,129	1,686,808	1,713,955	1,820,257
Shareholders' equity	115,967	113,005	114,248	113,847	111,084

Operating Ratios & Other Selected Data (1)
Yield on assets	6.12%	5.82%	6.25%	6.09%	5.63%
Cost of liabilities	2.76%	3.30%	3.04%	3.06%	3.26%
Net interest margin (2)	3.73%	2.92%	3.64%	3.46%	2.74%
Return of average equity	10.29%	13.26%	9.32%	8.91%	8.92%
Operating efficiency ratios (3)	73.56%	72.58%	82.07%	78.41%	74.76%
Book value per share (end of period)	$15.61	$14.85	$15.49	$15.61	$14.85

Asset Quality Information (1)
Allowance for credit losses	$10,438	$8,762	$9,521	$10,438	$8,762
Allowance for credit losses to total loans	0.82%	0.75%	0.79%	0.82%	0.75%
Charge-offs	$269	$639	$237	$1,021	$3,987
Recoveries	12	123	190	246	411
Residential nonaccrual loans	7,873	5,859	8,993	7,873	5,859
Commercial nonaccrual loans	2,602	2,539	2,563	2,602	2,539
Commercial guaranteed nonaccrual loans	1,450	1,595	1,172	1,450	1,595
Total nonaccrual assets and REO	13,584	13,801	15,276	13,584	13,801
Total residential loans allowance to nonaccrual residential loans	23.70%	42.10%	23.80%	23.70%	42.10%
Ratio of allowance for credit losses to total nonaccrual loans (less guaranteed portion)	115.66%	128.80%	91.69%	115.66%	128.80%
Ratio of allowance for credit losses to total nonaccrual loans	99.65%	104.33%	82.39%	99.65%	104.33%
Total nonaccrual residential loans to total residential loans	1.78%	0.97%	1.92%	1.78%	0.97%
Total nonaccrual commercial loans to total commercial loans	0.32%	0.46%	0.35%	0.32%	0.46%
Total nonaccrual assets and REO to total assets	0.65%	0.64%	0.74%	0.65%	0.64%

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3)The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income.